SEPARATION AND RELEASE AGREEMENT

1.I, Kenneth Surdan, hereby acknowledge that my employment by Endurance International Group (the "Company") has ended as of July 16, 2017, (the "Termination Date"). I further acknowledge that I have already received all compensation of any type whatsoever to which I am entitled through my Termination Date from the Company or from any other "Released Party" (as that term is defined in Paragraph 4 below), including, without limitation, all wages, overtime, bonuses, commissions, and accrued but unused vacation pay.

2.Severance Payments. In exchange for the Company's receipt of this Release, signed by me, and provided I do not revoke this Release in the manner specified in Paragraph 17 herein within seven (7) days after signing it, the Company will provide to me the following severance payments (the "Severance Payments") (as described in my Executive Severance Agreement with Constant Contact, Inc. effective as of June 21, 2012, as amended by the Retention Agreement entered into with the Company on or about March 15, 2016 (together the "Executive Severance Agreement") on the terms and conditions set forth therein) following my execution and return of this Release and the ending of the revocation period:

a.
$375,000.08 which is an amount equal to twelve (12) months of my current base salary, payable over regularly scheduled pay dates subject to tax withholding, customary deductions and other deductions required by law.

b.
$121,154.00 which is an amount equal to my Target Bonus Opportunity pro-rated for the portion of the year prior to the Termination Date, payable in a lump sum in the pay period following the release effective date, subject to tax withholding, customary deductions and other deductions required by law.

c.	Company subsidized COBRA for a period no longer than fifteen (15) months following the Termination Date.

d.
Acceleration of vesting on a total of 50,676 shares under my Restricted Stock Unit Award dated April 28, 2016 granted to me under the Company's Constant Contact, Inc. Second Amended and Restated 2011 Stock Incentive Plan, such that the shares will be deemed completely vested as of July 16, 2017.

I agree and acknowledge that the Severance Payments constitute payments or benefits to which I would not be entitled if I did not sign this Release. I understand that information will be provided to me about my right to continue health benefits through the Company through the federal law known as COBRA.

3.Release of Claims. I consideration of the Severance Payments, I, on behalf of myself, my heirs, assigns, legal representatives, successors in interest, and any person claiming through me or any of them, hereby completely release and forever discharge all "Released Parties" (as that term is defined in Paragraph 4 below from any and all claims, demands or liabilities whatsoever, based on any act or omission occurring before my signing of this Release, including, without limitation, any claims, demands or liabilities arising out of my employment with any Released Party or the ending of such employment. The matters released include, but are not limited to, any claim arising under: Title VII of the Civil Rights Act of 1964; the Federal Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification Act of 1988; the Americans with Disabilities Act of 1990; the Federal Family and Medical Leave Act of 1993; the Equal Pay Act; the Ralph Civil Rights Act; the Employee Retirement Income Security Act of 1974; the Age Discrimination in Employment Act; the Older Workers' Benefit Protection Act; the Massachusetts General Laws; the Massachusetts Fair Employment Practice Act; the Massachusetts Wage Act; any federal, state or local law, regulation or ordinance regulating wages, hours and working conditions; any action based on any alleged breach of contract, breach of the covenant of good faith and fair dealing, fraud, fraudulent inducement or any other tort; any violation of public policy or statutory or constitutional rights; any claim for severance pay, bonus or similar benefit, sick leave, pension, retirement, vacation pay, holiday pay, stock options, car allowance, life insurance, health or medical insurance, or any other fringe benefit; any claim for reimbursement of health or medical costs; and any claim for disability.

4."Released Parties" Defined. For purposes of this Release, the term "Released Parties" means the Company, and each of its respective parents, subsidiaries and affiliates, and all of the current and former employees, officers, directors, trustees, agents, representatives, shareholders, attorneys, accountants, partners, insurers, advisors, partnerships, joint venturers, successors and assigns, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs) of any of them, in their individual and official capacities, and the respective heirs and personal representatives any of them, and any other persons acting by, through, under or in concert with any of them.

5.Release of Unknown Claims. I understand and agree that this Release extinguishes all claims I have ever had or now have against any Released Party, whether such claim is currently known or unknown, vested or contingent, foreseen or unforeseen. I understand that if any fact concerning any matter covered by this Release is found hereafter to be other than or different from the facts I now believe to be true, I expressly accept and assume that this Release shall be and remain effective, notwithstanding such difference in the facts.

6.No Claims. Except as permitted hereby, I agree that I will not file, nor encourage or knowingly permit another to file, any claim, charge, action, or complaint (collectively "Claim") concerning any matter released herein. If I have previously filed any such Claim, I agree to take all steps necessary to cause it to be withdrawn without delay; provided, however, that nothing in this Release: (i) prevents me from (a) filing a Claim with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that acknowledge that I may not recover any monetary benefits in connection with any such Claim, and I agree that if any such Claim is filed on my behalf, I shall take all reasonable steps necessary to refuse any damages or individualized relief in connection therewith or (b) communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies or participating in government agency investigations or proceedings; or (ii) shall limit or restrict my right to (a) challenge the validity of this Release under the ADEA, or (b) prosecute any ADEA claim if such claim arises after I sign this Release, and no such action on my part shall be deemed to violate this provision or any other provision of this Release.

7.Release Confidential. I represent and agree that I will keep the terms of this Release (other than those terms that have been made public by the Company in its filings with the Securities and

Exchange Commission), including the amount of the Severance Payments, completely confidential, and that I will not disclose such information to anyone, except as follows: (a) to my immediate family and professional representatives (provided they agree to be bound by this confidentiality provision); (b) to any governmental authority; and (c) in response to subpoena or other legal process, provided that before making such disclosure (other than in response to a subpoena or other process issued by a government agency), I shall give the Company as much prior notice thereof as practical to enable the Company to seek, at its sole discretion, an appropriate order preventing such disclosure.

8.Non-Disclosure Agreement. Regardless of whether or not I sign this Release, I have expressly acknowledged in the Non-Disclosure Agreement which I signed on or about June 22, 2012 (the "Non-Disclosure Agreement") that its provisions remain in full force and effect following my Termination Date. Nothing in this Release changes my continuing obligations pursuant to the Non-Disclosure Agreement. I acknowledge that, notwithstanding anything to the contrary in this Release or the Non-Disclosure Agreement, I am not prohibited from reporting possible violations of federal law or regulations to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation and I am not required to obtain the Company's approval or notify the Company that I intend to make or have made such a report or disclosure.

9.Non-Disparagement. I will not disparage the business operations, business practices, products or services of the Company or any Released Party. The Company shall use its reasonable best efforts to cause its executive officers (in their individual capacities or on behalf of the Company) not to make or publish any disparaging statements or remarks about Mr. Surdan.

10.Continuing Cooperation Obligations. I agree that, to the extent permitted by law, I shall cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator. My full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company's counsel, at reasonable times and locations designated by the Company, to investigate or prepare the Company's claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding and to act as a witness when requested by the Company, including without limitation, providing testimony to an administrative agency. I further agree that, to the extent permitted by law, I will notify the Company promptly in the event that I am served with a subpoena (other than a subpoena issued by a government agency), or in the event that I am asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company. I will remain subject to the Company’s policies with regard to the indemnification and advancement of legal expenses. The Company agrees to compensate me for any time I spend fulfilling the cooperation requirements of this paragraph at customary rates.

11.Company Affiliation. I agree that, following the Termination Date, I will not hold myself out as an officer, employee, or otherwise as a representative of the Company, and I agree to update any directory information that indicates I am currently affiliated with the Company. Without limiting the foregoing, I confirm that, within five (5) days following the Termination Date, I will update any and all social media accounts (including, without limitation, Linkedin, Facebook, Twitter and Four Square) to reflect that I am no longer employed by or associated with the Company.

12.Return of Company Property. I confirm that I have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, flash drives and storage devices, wireless handheld devices, cellular phones, smartphones, tablets, etc.), Company identification, and any other Company-owned property in my possession or control and have left intact all electronic Company documents, including but not limited to those that I developed or helped to develop during my employment. I further confirm that I have cancelled all accounts for my benefit, if any, in the Company's name, including but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts.

13.Entire Agreement. This Release constitutes the entire agreement between the Company and me as to any matter referred to in this Release. This Release supersedes all other agreements between the Company and me. In executing this Release, I am not relying upon any agreement, representation, written or oral statement, understanding, omission, or course of conduct that is not expressly set forth in this Release.

14.Governing Law Arbitration. This Release shall be governed by and enforced in accordance with the laws of the State of Massachusetts, without regard to its conflicts of law principles. I agree that any controversy or claim arising out of or in any way relating to this Release or the breach thereof, my employment with the Company, or the ending of such employment will be settled by final and binding arbitration in accordance with JAMS Employment Arbitration Rules and Procedures in effect at the time the claim is made, and that a judgment upon any award rendered by the arbitrator may be rendered in any court having jurisdiction. In reaching a decision, the arbitrator will have no authority to change, extend, modify, or suspend any of the terms of this Release but will have the authority to order injunctive relief. I agree that any arbitration will be filed with JAMS and heard in Boston, Massachusetts. The arbitrator shall apply, as applicable, federal or Massachusetts substantive law and law of remedies. I understand and agree that this arbitration provision shall not apply to claims brought in a court of competent jurisdiction by either me or any Released Party to compel arbitration under this provision, to enforce an arbitration award or to obtain preliminary injunctive and/or other equitable relief in support of claims that may be prosecuted in an arbitration by me or any Released Party.

15.Successors and Assigns. This Release will bind and inure to the benefit of the successors, assigns, heirs and personal representatives of the Released Parties and me.

16.Review Period. I acknowledge that prior to signing this Release, I have been advised to consult with an attorney of my choice to review the Release, and have taken such opportunity to the extent I wish to do so. I further acknowledge that the Company has given me at least twenty-one
(21) days to decide whether I wish to execute this Release.

17.Revocation. I understand that I may revoke this Release at any time during the seven (7) days after I sign it, and that the Release shall not become effective until the end of that revocation period. I understand and agree that by executing, timely returning, and not revoking this Release I am waiving any and all rights or claims I might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that I have received consideration beyond that to which I was previously entitled. In the event I choose to revoke the Release, such revocation must be by means of a writing signed by me and delivered within the seven (7) day revocation period as follows: via facsimile or hand-delivery to Pam Clark at Endurance International Group, 10 Corporate Drive #300, Burlington, Massachusetts 01803 or by facsimile number (781) 998-7682. If I revoke this Release via facsimile, I agree that my facsimile signature will be valid and binding for all purposes.

18.Modification in Writing. No provision of this Release may be modified, amended or waived except by a writing signed by me and an authorized representative of the Company.

19.No Admission of Liability. This Release shall not at any time or for any purpose be deemed an admission of liability of any kind by any Released Party. This Release may not be used or introduced as evidence in any legal proceeding, except to enforce or challenge its terms.

20.Headings. The headings, titles and captions contained in this Release are inserted only for the convenience of the parties and for reference, and in no way define, limit, extend or describe the scope of this Release or the intent of any provision hereof.

21.Severability. If any provision of this Release shall, for any reason, be held by a court or other tribunal of competent jurisdiction to be invalid, void or unenforceable, in whole or in part, such adjudication shall in no way affect any other provisions of this Release or the validity or enforcement of the remainder of this Release, and any provision thus affected shall itself be modified only to the extent necessary to bring the provision within the applicable requirements of the law.

22.Timely Execution. To receive the Severance Payments, I must sign this Release on or after my last day of work and return it to the Company within twenty-one (21) days of my last day of work, as follows: hand delivery or first-class mail to Pam Clark at Endurance International Group, 10 Corporate Drive # 300, Burlington, Massachusetts 01803 or by facsimile number (781) 998-7682.

Sincerely,

The Endurance International Group, Inc.

By: /s/ Mark Tumiel
Its: SVP, Human Resources

EMPLOYEE'S ACCEPTANCE OF RELEASE

I have read this Release and I understand all of its terms. I acknowledge and agree that this Release is executed voluntarily, without coercion, and with full knowledge of its significance. I further acknowledge that I have been given twenty-one (21) days during which to decide whether to execute this Release, and have used that time to the extent I wish to do so. I understand that my execution of this Release constitutes a full, unconditional general release of any and all known or unknown claims that I may have against any Released Party, despite the fact that I may become aware of claims in the future which I did not consider prior to signing this Release.

Date: 7/14/17	/s/ Kenneth Surdan
Kenneth Surdan